EXHIBIT 5.1

National Penn Bank
Philadelphia & Reading Avenues
P. O. Box 547
Boyertown, PA  19512

May 29, 2009

Board of Directors
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA  19512

Re:	Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

You have asked me to provide you with my opinion as to whether the common shares, without par value, of National Penn Bancshares, Inc. (the "Company") which may be issued from time to time pursuant to the Amended and Restated National Penn Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan"), when and if such shares are issued pursuant to the Plan, will be duly and validly issued, fully paid and non-assessable.

In connection with this matter, I, as securities counsel to the Company, have reviewed the Business Corporation Law of the Commonwealth of Pennsylvania, the Company's Articles of Incorporation, the Company’s Bylaws, the Plan document, and such other documents and authority as I have deemed necessary under the circumstances to render the opinion hereinafter set forth.

Based upon such review, it is my opinion that the common shares of the Company issuable under the Plan, when and as issued in accordance with the provisions of the Plan document, will, when so issued, be duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement in which it appears.

Very truly yours,

/s/ H. Anderson Ellsworth
H. Anderson Ellsworth, Esquire
Executive Vice President and
Securities Law Compliance Director
Telephone 610-369-6451
Fax 610-369-6349